EXHIBIT 10.31
Summary of Director Compensation

Effective January 1, 2014

Cash Retainers (payable quarterly):

-Independent Directors - $70,000/year ($17,500/quarter)
-Board Chair - additional $40,000/year ($10,000/quarter)
-Audit Committee Chair - additional $15,000/year ($3,750/quarter)
-Compensation Committee Chair - additional $10,000/year ($2,500/quarter)
-Nominating & Governance Committee Chair - additional $7,500/year ($1,875/quarter)

Per Meeting Fees:

-None

Equity (all time-based restricted stock with a one year cliff vest):

-Independent Directors - $110,000/year
-Board Chair - additional $50,000/year

-All equity granted on date of annual meeting.
-New Board members will receive an equity grant equal to the annual grant amount but prorated from date of election to the first anniversary of the last annual meeting.